ASSET PURCHASE AGREEMENT


                                  by and among


                                   WCH, INC.,
                                as the Purchaser,



                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.,
                                 as The Barbers


                                       and


                         WE CARE HAIR DEVELOPMENT, INC.
                                 as the Seller,





                        Effective as of December 24, 1996





                                TABLE OF CONTENTS


Section         Description                                                               Page
-------         -----------                                                               ----
SECTION 1
                                 SALE AND PURCHASE OF ASSETS..............................  2
                                 ---------------------------
         1.1    SALE AND PURCHASE.........................................................  2
                -----------------
         1.2    CONSIDERATION.............................................................  2
                -------------
         1.3    NO ASSUMPTION OF LIABILITIES..............................................  3
                ----------------------------
         1.4    SALES TAXES...............................................................  3
                -----------
         1.5    THE BARBERS GUARANTY......................................................  3
                --------------------

SECTION 2
                   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER................  3
                   -------------------------------------------------------
         2.1    ORGANIZATION OF THE SELLER................................................  3
                --------------------------
         2.2    AUTHORITY.................................................................  4
                ---------
         2.3    BINDING OBLIGATION........................................................  4
                ------------------
         2.4    NO BREACH.................................................................  4
                ---------
         2.5    FINANCIAL INFORMATION.....................................................  4
                ---------------------
         2.6    TRADE NAMES, TRADEMARKS, SERVICE MARKS, AND COPYRIGHTS....................  5
                ------------------------------------------------------
         2.7    PATENT AND PATENT RIGHTS..................................................  5
                ------------------------
         2.8    FRANCHISE AGREEMENTS......................................................  5
                --------------------
         2.9    COMPLIANCE WITH LAWS......................................................  6
                --------------------
         2.10   ACTIONS AND PROCEEDINGS...................................................  6
                -----------------------
         2.11   SUPPLIERS AND FRANCHISEES.................................................  6
                -------------------------
         2.12   FULL DISCLOSURE...........................................................  7
                ---------------
         2.13   RESOLUTION OF POTENTIAL CONFLICTS OF INTEREST.............................  7
                ---------------------------------------------
         2.14   TITLE.....................................................................  7
                -----
         2.15   NO CONSENT................................................................  7
                ----------
         2.16   NO MATERIAL ADVERSE CHANGE................................................  7
                --------------------------
         2.17   COMPUTER RELATED INTELLECTUAL PROPERTY....................................  8
                --------------------------------------
         2.18   FRANCHISEE BENEFIT PLANS AND INSURANCE....................................  9
                --------------------------------------
         2.19   TAX MATTERS...............................................................  9
                -----------
         2.20   DOMESTIC DEVELOPMENT AGENT AGREEMENTS.....................................  9
                -------------------------------------
         2.21   INTERNATIONAL DEVELOPMENT AGREEMENTS......................................  9
                ------------------------------------
         2.22   ACCOUNTS RECEIVABLE PRIOR TO CLOSING DATE................................. 10
                -----------------------------------------
         2.23   CONVERSION OF FRANCHISE AGREEMENTS........................................ 10
                ----------------------------------

SECTION 3
                 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER............... 11
                 ----------------------------------------------------------
         3.1    ORGANIZATION OF THE PURCHASER............................................. 11
                -----------------------------
         3.2    ORGANIZATION OF THE BARBERS............................................... 11
                ---------------------------
         3.3    AUTHORITY................................................................. 11
                ---------
         3.4    BINDING OBLIGATION........................................................ 11
                ------------------
         3.5    NO CONFLICTS.............................................................. 11
                ------------
         3.6    LITIGATION AND OTHER PROCEEDINGS.......................................... 11
                --------------------------------
         3.7    WE CARE HAIR(R)CORPORATE SALONS........................................... 12
                -------------------------------
         3.8    ACCOUNTS RECEIVABLE PRIOR TO CLOSING DATE................................. 12
                -----------------------------------------
         3.9    CURRENT MEXICO FRANCHISE OPERATION........................................ 12
                ----------------------------------
         3.10   FRANCHISE OPERATION OF LISA AND WILLIAM SCHMITZ........................... 12
                -----------------------------------------------

SECTION 4
                                         THE CLOSING...................................... 12
                                         -----------
         4.1    THE CLOSING DATE AND PLACE................................................ 12
                --------------------------
         4.2    ACTIONS AND DELIVERIES BY THE SELLER AT THE CLOSING....................... 12
                ---------------------------------------------------
         4.3    ACTIONS AND DELIVERIES BY THE PURCHASER AND THE BARBERS AT THE CLOSING.... 13
                ----------------------------------------------------------------------

SECTION 5
                                    CONDITIONS TO CLOSING................................. 13
                                    ---------------------
         5.1    CONDITIONS PRECEDENT OF THE PURCHASER AND THE BARBERS..................... 13
                -----------------------------------------------------
         5.2    CONDITIONS PRECEDENT OF THE SELLER........................................ 14
                ----------------------------------

SECTION 6
                           THE SELLER'S OBLIGATIONS AFTER CLOSING......................... 15
                           --------------------------------------
         6.1    FURTHER ASSURANCES........................................................ 15
                ------------------
         6.2    INDEMNIFICATION BY THE SELLER............................................. 15
                -----------------------------

SECTION 7
                            PURCHASER'S OBLIGATIONS AFTER CLOSING......................... 17
                            -------------------------------------
         7.1    FURTHER ASSURANCES........................................................ 17
                ------------------
         7.2    INDEMNIFICATION BY THE PURCHASER.......................................... 18
                --------------------------------
                .......................................................................... 18

SECTION 8
                                NONDISCLOSURE AND NON-COMPETE............................. 19
                                -----------------------------
         8.1    CONFIDENTIAL INFORMATION.................................................. 19
                ------------------------
         8.2    COVENANTS NOT TO COMPETE.................................................. 19
                ------------------------
         8.3    REMEDIES.................................................................. 20
                --------
         8.4    PUBLIC POLICY............................................................. 20
                -------------

SECTION 9
                                   COSTS AND BROKER'S FEES................................ 21
                                   -----------------------
         9.1    COSTS BORNE BY PARTIES.................................................... 21
                ----------------------
         9.2    BROKER'S FEES............................................................. 21
                -------------

SECTION 10
                             FORM OF AGREEMENT AND SEVERABILITY........................... 21
                             ----------------------------------
         10.1   HEADINGS.................................................................. 21
                --------
         10.2   ENTIRE AGREEMENT.......................................................... 21
                ----------------
         10.3   COUNTERPARTS.............................................................. 21
                ------------
         10.4   SEVERABILITY.............................................................. 21
                ------------
         10.5   INCORPORATION OF EXHIBITS AND SCHEDULES................................... 21
                ---------------------------------------

SECTION 11
                                           PARTIES........................................ 22
                                           -------
         11.1   OTHER PARTIES............................................................. 22
                -------------
         11.2   ASSIGNMENT................................................................ 22
                ----------

SECTION 12
                         SURVIVAL OF REPRESENTATIONS AND WARRANTIES....................... 22
                         ------------------------------------------

SECTION 13
                                           NOTICES........................................ 22
                                           -------

SECTION 14
                                 PUBLICITY; CONFIDENTIALITY............................... 23
                                 --------------------------
         14.1   PUBLIC ANNOUNCEMENT....................................................... 23
                -------------------

SECTION 15
                                        GOVERNING LAW..................................... 24
                                        -------------

SECTION 16
                                        ARBITRATION....................................... 24
                                        -----------



                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), effective as of December 24, 1996, is made by and among WCH, INC., a Minnesota corporation, its successors or assigns, (the "Purchaser"), THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC., a Minnesota corporation ("The Barbers"), and WE CARE HAIR DEVELOPMENT, INC., a Delaware corporation (the "Seller");

                              W I T N E S S E T H :

         WHEREAS, the Seller is the owner and operator of a hair care products and services franchise system operating under the trade name and service mark "We Care Hair"(R) with salon locations across the United States and internationally (the "Business") and desires to sell certain assets of the Business to the Purchaser; and

         WHEREAS, the Seller is the owner of certain franchise agreements of the Business described and listed on Schedule 2.8(a) attached hereto and incorporated herein by reference, which the Purchaser desires to purchase in accordance with Section 1.2(a) of this Agreement (the "Cash Franchise Agreements"); and

         WHEREAS, the Seller is the owner of certain franchise agreements of the Business described and listed on Schedule 2.8(b) attached hereto and incorporated herein by reference, which the Purchaser desires to purchase in accordance with Section 1.2(b) of this Agreement (the "Earn Out Franchise Agreements;" the Earn Out Franchise Agreements and the Cash Franchise Agreements are collectively referred to as the "Franchise Agreements"); and

         WHEREAS, the Seller is the owner of certain trade names, trade marks, service marks and other intellectual property rights of the Business described and listed on Schedule 2.6 attached hereto and incorporated herein by reference, and all goodwill associated therewith (the "Intellectual Property Rights"); and

         WHEREAS, the Seller is the owner of all rights to franchise, subfranchise, license, sublicense, develop, own and operate hair care salons under the trade name and service mark "We Care Hair(R)" (the "Development Rights"; the Franchise Agreements, the Intellectual Property Rights, and the Development Rights are hereinafter collectively referred to as the "Assets"), subject only to the Franchise Agreements, the Agent Agreements (as defined in Section 2.20 below), the International Agreement (as defined in Section 2.21 below), the Mexico Franchise Agreement (as defined in Section 3.9 below), the Amico Franchise Agreement (as defined in Section 3.10 below), the Louisiana Agreement (as defined in Section 5.1(c), below); and

         WHEREAS, the Purchaser desires to purchase the Assets for the consideration and under the terms and conditions set forth herein; and

         WHEREAS, due to the Seller's expertise in and knowledge of the Business, the Seller's competition with the Purchaser would cause the Purchaser irreparable harm, the loss from which could not be adequately compensated by damages in an action at law; and

         WHEREAS, due to John F. Amico's expertise in and knowledge of the Business and as partial consideration for this Agreement, John F. Amico has agreed to execute a Confidentiality and Noncompetition Agreement in the form attached hereto as Exhibit B;

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties agree as follows:


                                    SECTION 1
                           SALE AND PURCHASE OF ASSETS

         1.1 SALE AND PURCHASE. Subject to and on the express reliance upon the warranties, representations and covenants set forth in this Agreement, the Seller does hereby agree to sell, transfer and deliver to the Purchaser and the Purchaser does hereby agree to purchase, acquire and accept from the Seller on the Closing Date all rights, title and interest in and to the Assets for the consideration set forth herein.

         1.2 CONSIDERATION. The purchase price for the Assets being acquired hereunder (the "Purchase Price") shall be as follows:

             (a) AT THE CLOSING. The Purchaser shall pay to the Seller Two Million and 00/100 Dollars ($2,000,000) in cash or by wire transfer of federal funds on the Closing Date;

             (b) EARN OUT. The Purchaser shall pay to the Seller an amount equal to forty percent (40%) of all initial franchise fees and royalties actually received and collected by the Purchaser pursuant to the Earn Out Franchise Agreements during the period commencing on the day after the Closing Date and ending on the sixth anniversary of the Closing Date (the "Earn Out"). The Earn Out shall be payable under the following terms and conditions:

                  (i) No Earn Out percentage will be due from the Purchaser with respect to franchise fees and royalties from any salon that has not been opened within eighteen (18) months after the Closing Date;

                  (ii) No Earn Out percentage will be due from the Purchaser with respect to the first Two Hundred and Fifty Thousand ($250,000) of franchise fees and royalties received and collected by the Purchaser under the Earn Out Franchise Agreements;

                  (iii) The Earn Out percentage will be due and payable on or before that date which is sixty (60) days after the expiration of each of the first six (6) Years following the Closing Date. For purposes of this Agreement, an "Earn Out Year" shall mean each period of January 1 through December 31 following the Closing Date. Notwithstanding the above, no further payments under the Earn Out shall accrue after January 24, 2004;

                  (iv) The Purchaser shall have complete discretion with respect to the Earn Out Franchise Agreements and may without notice to or consent from the Seller compromise, waive, release any obligation owed by any franchisee under the Earn Out Franchise Agreements; and

                  (v) The Purchaser shall have the right to deduct from any payments due to the Seller under this Section 1.2(b) an amount equal to the Revised Valuation set forth on
                           Schedule 2.8(a) for any salon listed on such schedule that is closed on or before the first anniversary of the Closing Date.

         1.3 NO ASSUMPTION OF LIABILITIES. The Purchaser will not assume, nor has the Purchaser agreed to pay for, any liability, claim or other obligation of the Seller, whether now existing or arising in the future related to acts of the Seller before the Closing Date (with the acknowledgement by the Seller that it shall be responsible for its acts after the Closing Date), whether accrued, contingent or otherwise, including without limitation, any liabilities of the Seller accrued through the Closing Date, and the Seller shall remain responsible for, and shall pay or provide for, all such liabilities, claims and other obligations of the Seller arising on or before the Closing Date. The Seller shall not be responsible for performance of any obligations of the franchisor under any Franchise Agreements or under the Cost Cutters(R) franchise agreement executed between the franchisee and The Barbers after the Closing Date. The Purchaser shall assume responsibility for any acts of the Purchaser or performance of any obligations of the franchisor under the existing Franchise Agreements or under the Cost Cutters(R) franchise agreements executed between the franchisee and The Barbers after the Closing Date. The Purchaser shall be responsible for administration of the Franchise Agreements in compliance with all state and federal laws after the Closing Date.

         1.4 SALES TAXES. All sales taxes, and any other transfer taxes, payable with respect to the transfer of the Assets shall be paid on the Closing Date by the Seller.

         1.5 THE BARBERS GUARANTY. To secure the payment of the obligations of the Purchaser under Sections 1.2(b) of this Agreement, The Barbers hereby guarantees the prompt payment when due of all payment obligations owed to the Seller from the Purchaser under Section 1.2(b) of this Agreement.


                                    SECTION 2
             REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

         In order to induce the Purchaser to enter into this Agreement, the Seller represents and warrants to, and covenants with, the Purchaser as set forth below:

         2.1 ORGANIZATION OF THE SELLER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to own, lease and operate its properties, to carry-out its Business as now being and as heretofore conducted, and to execute and deliver, and to perform its obligations under, this Agreement and any agreements to be executed in connection with this Agreement on the Closing Date or thereafter. Each the Seller is duly qualified to conduct business in the State of Delaware and in any other state as to which such qualification is required by law. The Seller has duly obtained all licenses, permits, orders and approvals under all applicable laws, regulations and ordinances that are material to the conduct of its Business in the places and in the manner currently conducted.

         2.2 AUTHORITY. The execution, delivery, and performance of this Agreement have been, and any agreements to be executed in connection with this Agreement on the Closing Date will have been, duly and validly authorized and approved by the Board of Directors and Shareholders, as necessary, of the Seller, as evidenced by a certificate of the Secretary of the Seller to be delivered to the Purchaser on the Closing Date, and no further corporate action is required to authorize the execution, delivery or performance of this Agreement, and any agreements to be executed in connection with this Agreement on the Closing Date, by the Seller.

         2.3 BINDING OBLIGATION. This Agreement has been, and any agreements to be executed in connection with this Agreement on the Closing Date will have been, duly executed by and on behalf of the Seller, and constitutes, or will constitute when executed, valid and binding obligations of the Seller, which obligations are enforceable in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws.

         2.4 NO BREACH. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby (a) violates any provision of the Articles of Incorporation or Bylaws of the Seller;
(b) violates, conflicts with or results in the breach or termination of, or otherwise gives any other contracting party the right to terminate, or constitutes (or with notice or lapse of time, or both, would constitute) a default (by way of substitution, novation or otherwise) under the terms of any of the Franchise Agreements, the Leases (as defined below) or any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation that, individually or in the aggregate, would materially and adversely affect the Seller, any of its assets or properties or the Assets; (c) results in the creation of any lien, charge or encumbrance upon the properties or assets of the Seller or the Assets pursuant to the terms of any such contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation; (d) violates any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental or regulatory body against, or binding upon, the Seller or upon the securities, properties, Assets, or Business of the Seller; (e) constitutes a violation by the Seller of any statute, law or regulation of any jurisdiction as such law or regulation relates to the Seller or to the securities, properties, Assets, or Business of the Seller that would materially and adversely affect the Seller or any of their respective assets or properties, or the Assets; or (f) violates any Permit (as such term is defined in Section 2.9 below) in a manner that would materially and adversely affect the Seller or any of their respective assets or properties, or the Assets.

         2.5 FINANCIAL INFORMATION. The Seller has delivered to the Purchaser true copies, certified by the chief financial officer or Treasurer of the Seller, of financial information regarding royalties and sales of goods and services by all franchisees of the Seller and the financial statements of the Seller, audited by Robbins, Green, Horowitz, Lester & Co., LLP, for fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993 and unaudited interim financial statements for the nine months ended September, 30 1996 (the "Financial Data"), which are set forth at Schedule 2.5 and incorporated herein by reference. The audited financial statements contained within the Financial Data for fiscal years ended 1995, 1994 and 1993 are audited in accordance with generally accepted auditing standards, and all Financial Data is prepared in conformity with generally accepted accounting principles, consistently applied and in accordance with past and current practices of the Seller, so as to fairly and accurately present the financial condition of the Seller in all material respects as at their respective dates and for the periods then-ended. The royalty and sales information contained within the Financial Data are true and accurate representations of the exact information provided by the franchisees of the Seller to the Seller for the periods reflected in such financial information, and there is no circumstance, condition, event, arrangement or fact that would indicate that such financial information may be materially and adversely inaccurate.

         2.6 TRADE NAMES, TRADEMARKS, SERVICE MARKS, AND COPYRIGHTS. Schedule
2.6 hereof sets forth all trade and fictitious business names, trademarks, service marks, trade names, commercial symbols and copyrights, including but not limited to Computer Related Intellectual Property (as defined below), used by the Seller that are material to its Business. All of such rights are included in the Intellectual Property Rights. The Seller does not use any of such rights by consent of any other rightful owner thereof, and the same are fully assignable (except as otherwise provided by law) and free and clear of any mortgages, liens, claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever. The Seller has not received any claim of infringement of any adversely held trademark, service mark, trade name, brand name, trade names, commercial symbols, fictitious business name, copyright or franchise of any other person relating to any of the rights and properties listed on Schedule 2.6.

         2.7 PATENT AND PATENT RIGHTS. The Seller does not own or have rights in or to any United States or foreign patents. There is no claim of infringement by the Seller of any patent held, or asserted, by any other person or entity, and the Seller knows of no basis for any such charge or claim.

         2.8 FRANCHISE AGREEMENTS. Schedule 2.8(a) hereof sets forth, as of the date hereof and as of the Closing Date, all of the Cash Franchise Agreements,
Schedule 2.8(b) hereof sets forth, as of the date hereof and as of the Closing Date, all of the Earn Out Franchise Agreements, and Schedule 2.8(c) hereof sets forth, as of the date hereof, and as of the Closing Date, all of the salons that are under development. Together, Schedules 2.8(a) and 2.8(b) hereof set forth, as of the date hereof and as of the Closing Date, all of the Franchise Agreements under the We Care Hair(R) franchise system or any other business system or trademark or service mark and all other contracts, agreements, understandings or commitments with any franchisee under the We Care Hair(R) franchise system and with any person or entity involving the Intellectual Property Rights; attached to Schedules 2.8(a) and 2.8(b) is an accurate and complete copy of each agreement between the Seller and each such person or entity. There have been delivered or made available to the Purchaser true and complete copies of all of the contracts and other written agreements set forth on Schedules 2.8(a) and 2.8(b) or on any other Schedule. All of those contracts and other agreements are valid, subsisting, in full force and effect (except as otherwise provided by the terms thereof), and binding upon the Seller and on the other parties thereto in accordance with their terms (subject to all bankruptcy and insolvency laws) and the Seller has paid in full all amounts due by it thereunder as of the Closing Date pursuant to this Agreement and has satisfied in all material respects all of its liabilities and obligations thereunder and is not in default under any of them, nor, to the knowledge of the Seller, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist which, with notice or lapse of time or both, constitute a default thereunder by the Seller or, to the knowledge of the Seller, by any other party thereto, which default has or will have a materially adverse affect on the Seller or the Assets. No approval or consent of any person is needed in order that the contracts and other agreements as set forth on Schedule 2.8(a) or 2.8(b) or on any other Schedule continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

         2.9 COMPLIANCE WITH LAWS. The Seller is not in violation of any applicable judgment, order, injunction, award or decree. The Seller (a) is not in violation of any material federal, state or local law, ordinance or regulation, or any other requirement, guideline or standard of any governmental or regulatory body, court or arbitrator applicable to the Business of the Seller including, without limitation, state or federal franchising and business opportunity laws, federal and state environmental or anti-trust laws, state or federal laws relating to usury or the collection and payment of interest and applicable state and local licensing, zoning, building and health and safety laws and ordinances, the violation of which would materially and adversely affect their respective assets (financial or otherwise) or the Assets and there is no circumstance, condition, event or arrangement that is likely to materially and adversely affect the Assets, and (b) would not be in violation of any such law, ordinance, regulation, guideline, standard or other requirement that has been enacted or adopted but is not yet effective if it were effective at the date hereof or at the Closing Date. The Seller (including any professional employees of the Seller) has all permits, licenses, orders or approvals of any federal, state or local governmental or regulatory body (collectively, the "Permits") that are material to or necessary in the conduct of the Business of the Seller; all Permits are in full force and effect, no notices of violations have been received by the Seller in respect of any Permit, no violations of the Permits and no proceeding is pending or threatened to revoke or limit any Permit.

         2.10 ACTIONS AND PROCEEDINGS. Except as disclosed on Schedule 2.10 hereof, there are no actions, suits, claims or legal, administrative or arbitration proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by policies of insurance) pending or threatened against, involving or affecting the Seller or any of its respective subsidiaries, affiliates, properties or assets, including but not limited to the Assets which, individually or in the aggregate, might have a material and adverse effect on the transactions contemplated hereby or upon its assets, business, operations or condition (financial or otherwise), including but not limited to the Assets, and there are no outstanding orders, writs, injunctions, awards, sentences or decrees of any court, governmental agency, regulatory body or arbitration tribunal against, involving or materially affecting the Seller or the Assets (exclusive of any statute or regulation of general applicability). Except as disclosed in Schedule 2.10, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that would be required to be listed on Schedule 2.10, if currently pending or threatened against the Seller. Except as disclosed in Schedule 2.10 hereof, there are no actions, suits, claims or legal, administrative or arbitration proceedings pending or threatened which would give rise to any right of indemnification from the Seller or any successor to the business of the Seller.

         2.11 SUPPLIERS AND FRANCHISEES.

                  (a) Schedule 2.11(a) hereof sets forth (i) the Seller's twenty largest suppliers (in dollar volume) during fiscal year ended December 31, 1996 and (ii) the name and address of each of the Seller's franchisees.

                  (b) Except as set forth on Schedule 2.11(b), other than upon contract completion, no such franchisee or supplier intends to cancel or otherwise modify its relationship with the Seller or to decrease materially or limit its services, supplies or materials to the Seller or its usage or purchase of the services or products of the Seller, and the consummation of the transactions contemplated by this Agreement will not adversely affect the ability of the Purchaser to continue such relationship with any such supplier or franchisee.

         2.12 FULL DISCLOSURE. All documents, schedules and other materials delivered or to be delivered by or on behalf of the Seller to the Purchaser in connection with this Agreement and the transactions contemplated hereby are true and complete. The information furnished by or on behalf of the Seller to the Purchaser in connection with this Agreement and the transactions contemplated hereby does not, in light of the circumstances in which the statements contained in the information are made, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not false or misleading. There is no fact not disclosed by or on behalf of the Seller to the Purchaser in writing which materially and adversely affects or will materially and adversely affect the Seller's assets, properties, business, operations or condition (financial or otherwise), including but not limited to the Assets, and no circumstance, condition, event or arrangement that is likely to materially and adversely affect the Assets or the ability of the Seller to perform its obligations under this Agreement.

         2.13 RESOLUTION OF POTENTIAL CONFLICTS OF INTEREST. Except as set forth on Schedule 2.13 hereof (which shall include a brief description of any matter disclosed thereon), neither the Seller, nor any entity controlled by the Seller nor any officer or shareholder of the Seller:

                  (a) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for passive investment purposes in securities of publicly held and traded companies), or is or has been during the one-year period prior to the date hereof, an officer, director, employee or consultant of any person or entity which is or has been engaged in business as a competitor, franchisee, landlord, tenant, lender, provider, customer or supplier of the Seller or of any franchisee or other affiliate of the Seller;

                  (b) owns, directly or indirectly, in whole or in part, any material tangible or intangible property that the Seller uses or the use of which is necessary or desirable for the conduct of Business of the Seller; or

                  (c) has any cause of action or other claim whatsoever against, or owes any amount to the Seller except for any accounts receivable arising in the ordinary course of business, accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof or the Closing Date.

         2.14 TITLE. The Seller has, or will have on the Closing Date, good and marketable title to each item of the Assets free and clear of all liens, claims, charges, security interests, encumbrances, or other restrictions or limitations of any nature whatsoever.

         2.15 NO CONSENT. No consent of any other party and no consent, license, approval or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery, validity or enforceability of this Agreement with respect to the Seller or the consummation by the Seller of the transactions contemplated hereby.

         2.16 NO MATERIAL ADVERSE CHANGE. There has been no material adverse change in the assets, properties, business, operations or condition (financial or otherwise) of the Seller, including but not limited to the Assets, the Business, since December 31, 1995, and there is no change that is threatened, nor has there been any damage, breach of contract, destruction or loss materially and adversely affecting the Seller's assets, properties, relationships with its suppliers or franchisees, business, operations or condition (financial or otherwise), including but not limited to the Assets and the Business.

         2.17 COMPUTER RELATED INTELLECTUAL PROPERTY.

                  (a) Schedule 2.17(a) to this Agreement is a true and complete list which, without extensive or revealing descriptions, sets forth the Seller's computer related intellectual property (all of which are included within the definition of the Intellectual Property Rights and, therefore, within the definition of the "Assets"), including all trade secrets, know-how, computer software programs and routines, domain names, website content and any proprietary rights arising under the laws of patent, copyright, trademark or trade secret under the laws of the United States or any foreign country (collectively, "Computer Related Intellectual Property") to which the Seller or any director, officer, employee, or agent of the Seller has use, possessory, or proprietary rights, whether sole or shared. The specific location of all of the Computer Related Intellectual Property's documentation, including its complete description, specifications, charts, procedures and other material relating to it, is also set forth with it in
         Schedule 2.17(a). The Computer Related Intellectual Property's documentation is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use by the Purchaser without reliance on the special knowledge or memory of others.

                  (b) Neither the Seller, nor any director, officer, employee or agent of the Seller has had any such proprietary rights which have been transferred, whether by sale, assignment or license, or have been lost for any reason, within the past two (2) years.

                  (c) All parts of the Computer Related Intellectual Property are presently protected, and are not part of the public knowledge or literature, nor have they been used, divulged or appropriated for the benefit of any past or present employees or other persons, or to the detriment of the Seller, except as contemplated by the Franchise Agreements.

                  (d) The Seller is the sole owner of the Computer Related Intellectual Property free and clear of any liens, encumbrances, restrictions or legal or equitable claims of others, except as contemplated in the Franchise Agreements. The Seller has taken appropriate measures to protect the secrecy, confidentiality and value of the Computer Related Intellectual Property.

                  (e) Any copies of software listed on Schedule 2.17(a) are in the Seller's possession and control, except for certain copies of software in the possession of franchisees of the Seller set forth on
         Schedule 2.17(e), which franchisees have entered into license agreements with the Seller also included as part of Schedule 2.17(e) hereto.

                  (f) For purposes of this Section 2.17, the term "computer software programs" includes any set of arithmetic or logical instructions mean to run on, or to control the operation of, any computer (i) whether those instructions are a complete program, a collection of programs making up a subsystem or system, mere subroutines or meant to operate in conjunction with other software and
         (ii) whether such instructions must be run through another computer program (i.e., a "compiler") before being usable on a computer, be used at execution time in conjunction with another computer program (i.e., "interpreter") or are in a form that can be run on a computer "as is," except for any necessary interfaces with the computer's microcode, operating system or reference-resolving routines (i.e., "loaders" or "linkage editors").

         2.18 FRANCHISEE BENEFIT PLANS AND INSURANCE. Schedule 2.18 sets forth all pension, profit sharing, thrift, retirement, employee stock ownership, deferred compensation, stock ownership, stock purchase, performance share, severance, welfare benefit, insurance or other similar plans, agreements, arrangements or understandings, including but not limited to any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored, maintained or to which contributions are made by (a) the Seller or (b) any other organization which is a member of a controlled group of organizations (within the meaning of Sections 4.14(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code")) of which the Seller is a member, and which covers or covered any of the Seller's or existing or former franchisees or any existing or former employees of existing or former franchisees.

         2.19 TAX MATTERS. The Seller has timely filed or caused to be filed all federal, state and other tax returns, forms and information that it and he are required to file or have obtained appropriate, effective and unexpired extensions therefor. All of the information in the filings are accurate and such filings accurately reflect in all respects the tax liabilities of the filing entity. Except for those amounts set forth on Schedule 2.19(a) (each of which shall be paid in full by the Seller on or before the Closing Date), all taxes, assessments and other governmental charges imposed upon the Seller or upon any of the Assets, income or franchises of the Seller, including but not limited to the Assets or the Business, or any sales by the Seller, other than any charges that are currently payable without penalty or interest, have been paid. The Seller acknowledges and agrees that the Purchaser shall have the right, but not the obligation (it being understood by all parties that the Purchaser is assuming under this Agreement no liabilities of the Seller whatsoever), to pay, at the Closing, any such unpaid sums owed by the Seller to the Internal Revenue Service or any state in which the Seller owes taxes or any other taxing or governmental agency, including, but not limited to those amounts set forth on
Schedule 2.19(a), and to deduct such amounts paid by the Purchaser from the amounts due from the Purchaser to the Seller at the Closing or thereafter. There is no actual or proposed tax assessment or adjustment with respect to any item which has to do with the Seller for any fiscal period. The Seller has not waived or extended any applicable statute of limitations relating to the assessment of federal, state or other taxes. Except as set forth on Schedule 2.19(b), no examination of the federal, state or other tax returns, forms or information of the Seller is currently in progress or threatened.

         2.20 DOMESTIC DEVELOPMENT AGENT AGREEMENTS. Schedule 2.20 hereof sets forth, as of the date hereof, all of the Development Agent Agreements in effect under or relating to the We Care Hair(R), franchise system for territories within the United States, except for the Louisiana Agreement (the "Agent Agreements"); attached to Schedules 2.20 is an accurate and complete copy of each Agent Agreement between the Seller and each such person or entity. There have been delivered or made available to the Purchaser true and complete copies of such Agent Agreements set forth on Schedule 2.20. No other Agent Agreements or other agreements or documents pertaining to rights affecting the We Care Hair(R) franchise system in the United States exist as of the date hereof or as of the Closing Date.

         2.21 INTERNATIONAL DEVELOPMENT AGREEMENTS. Schedule 2.21 hereof sets forth, as of the date hereof, all of the Development Agreements in effect under or relating to the We Care Hair(R) franchise system for territories outside the United States, except for the Mexico Agreement (defined below) (the "International Agreements"); attached to Schedules 2.21 is an accurate and complete copy of each International Agreement between the Seller and each such person or entity. There have been delivered or made available to the Purchaser true and complete copies of such International Agreements set forth on Schedule
2.21. No other International Agreements or other agreements or documents pertaining to rights affecting the We Care Hair(R) franchise system outside the United States exist as of the date hereof or as of the Closing Date.

         2.22 ACCOUNTS RECEIVABLE PRIOR TO CLOSING DATE. The Seller hereby acknowledges that all accounts receivable existing as of the Closing Date due from franchisees under the Franchise Agreements shall remain assets of the Seller, and the Seller agrees it will attempt to collect such accounts receivable only through the methods and efforts of the Purchaser or with the Purchaser's prior written consent. The Purchaser agrees to forward to the Seller payments on such accounts receivable received by the Purchaser, but it shall be assumed, regardless of any instructions received from the franchisee, that any payments received by the Purchaser from such franchisees are payments of obligations currently due to the Purchaser and only after all such obligations are paid to the Purchaser shall any excess be forwarded to the Seller as payment of such accounts receivable due to the Seller.

         2.23 CONVERSION OF FRANCHISE AGREEMENTS. The Seller hereby covenants and agrees to assist the Purchaser in whatever manner possible in converting the We Care Hair(R) salons and Franchise Agreements to Cost Cutters(R) salons and franchise agreements.

         2.24 WE CARE HAIR(R) CORPORATE SALONS. Schedule 2.24 hereof sets forth, as of the date hereof and as of the Closing Date, all of the We Care Hair(R) corporate salons (the "Corporate Salons" and each a "Corporate Salon"). The Seller agrees that one (1) of the Corporate Salons shall close and cease business operations or be sold as an independent business operation prior to the first anniversary of the Closing Date. The Seller further acknowledges and agrees that, with respect to each of four (4) of the Corporate Salons, the Seller will, on or prior to the first anniversary of the Closing Date, either close such Corporate Salon, sell such Corporate Salon as an independent business operation, begin operating such Corporate Salon pursuant to an executed and effective We Care Hair(R) franchise agreement with terms in form and content satisfactory to the Purchaser, or begin operating such Corporate Salon pursuant to an executed and effective Cost Cutters(R) franchise agreement. If the Seller elects the sell such a Corporate Salon as an independent business, then the Seller hereby agrees that the Purchaser or The Barbers shall have a thirty (30) day right of first refusal to purchase the assets of such Corporate Salon on terms similar to any other potential purchaser or, if none, on terms mutually agreed upon at that time. The Seller further acknowledges and agrees that if such Corporate Salons are operated as either a We Care Hair(R) salon or a Cost Cutters(R) salon, all franchise fees, royalties and other fees shall begin to accrue after the first anniversary of the Closing Date.


                                    SECTION 3
           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

         In order to induce the Seller to enter into this Agreement, the Purchaser represents and warrants to, and covenants with, the Seller as set forth below:

         3.1 ORGANIZATION OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Minnesota, and has the corporate power and authority to execute and deliver, and to perform its obligations under this Agreement and any agreements to be executed in connection with this Agreement on the Closing Date or thereafter. The Purchaser is a wholly-owned subsidiary of The Barbers.

         3.2 ORGANIZATION OF THE BARBERS. The Barbers is a corporation duly organized, validly existing, and in good standing under the laws of Minnesota, and has the corporate power and authority to execute and deliver, and to perform its obligations under this Agreement and any agreements to be executed in connection with this Agreement on the Closing Date or thereafter.

         3.3 AUTHORITY. The execution, delivery, and performance of this Agreement have been, and any agreements to be executed in connection with this Agreement on the Closing Date will have been, duly and validly authorized and approved by the Boards of Directors of the Purchaser and The Barbers, respectively, as evidenced by certificates of the Secretary of the Purchaser and The Barbers, respectively, to be delivered to the Seller on the Closing Date, and no further corporate action is required to authorize the execution, delivery, or performance of this Agreement, and any agreements to be executed in connection with this Agreement on the Closing Date.

         3.4 BINDING OBLIGATION. This Agreement has been, and any agreements to be executed in connection with this Agreement on the Closing Date will have been, duly executed by and on behalf of the Purchaser and The Barbers, and constitutes, or will constitute when executed, valid and binding obligations of the Purchaser and The Barbers according to their terms, which obligations are enforceable in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws.

         3.5 NO CONFLICTS. The execution, delivery, and performance of this Agreement, and any agreements to be executed in connection with this Agreement on the Closing Date, by the Purchaser and the Barbers, does not and will not violate, conflict with or result in a breach of, or constitute a default under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of each such corporation, any statute, law or regulation of any jurisdiction as it relates to each such corporation, or any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency, or governmental or regulatory body against or binding upon each such corporation.

         3.6 LITIGATION AND OTHER PROCEEDINGS. There are no claims, actions, suits or proceedings pending before any court or governmental authority or, to the knowledge of the Purchaser, any investigations pending, or claims, actions, suits, proceedings or investigations threatened, which question or challenge the validity of this Agreement, and any agreements to be executed in connection with this Agreement on the Closing Date, or any action taken or to be taken by the Purchaser or The Barbers in connection with the transactions contemplated hereby.

         3.7 WE CARE HAIR(R) CORPORATE SALONS. The Purchaser agrees to allow three (3) of the Corporate Salons set forth on Schedule 2.24, attached hereto, to continue operating as We Care Hair(R) salons or to convert to Cost Cutters(R) franchises, incurring no initial franchise fees or royalties until the ownership of such salons transfers to a person or entity other than the Seller, John F. Amico, his wife, or any son or daughter of John F. Amico. Such Corporate Salons, whether operated as We Care Hair(R) salons or Cost Cutters(R) salons shall not be obligated to pay initial franchise fees or royalties but shall be obligated to pay all other fees due to the Purchaser, The Barbers or as agreed to by any local group of franchisees, including but not limited to advertising fees on a national or local level.

         3.8 ACCOUNTS RECEIVABLE PRIOR TO CLOSING DATE. The Purchaser hereby acknowledges that all accounts receivable existing as of the Closing Date due from franchisees under the Franchise Agreements shall remain assets of the Seller, and the Purchaser agrees, subject to the terms of Section 2.23 above, to assist the Seller in the timely collection of such accounts receivable.

         3.9 CURRENT MEXICO FRANCHISE OPERATION. The Purchaser acknowledges that there currently exists a franchised We Care Hair(R) salon in Saltillo, Mexico, which pays no franchise fees or royalties and receives no services from the Seller and operates under a franchise agreement described and listed on Schedule
3.9 (the "Mexico Agreement"). The Purchaser agrees to continue to allow such salon to operate under the terms and conditions of such franchise agreement.

         3.10 FRANCHISE OPERATION OF LISA AND WILLIAM SCHMITZ. The Purchaser acknowledges that there currently exists a franchised We Care Hair(R) salon at an address of 2445 South Schaumburg Road, Schaumburg, Illinois 60194, which pays no franchise fees or royalties and is operated under the franchise agreement described and listed on Schedule 3.10 (the "Amico Franchise Agreement"). The Purchaser agrees to allow such salon to operate under the terms and conditions of such franchise agreement until the Disposition Date applicable to such salon. Upon such Disposition Date, the franchisee must execute and thereafter must perform all terms and conditions of either the then-current Cost Cutters(R) franchise agreement or the then-current We Care Hair(R) franchise agreement.


                                    SECTION 4
                                   THE CLOSING

         4.1 THE CLOSING DATE AND PLACE. The delivery of the bill of sale, assignments, endorsements, authorizations, and other instruments of transfer for the Assets by the Seller, and the delivery of the consideration by the Purchaser (the "Closing") shall take place at the offices of Mackall, Crounse & Moore, PLC, at 1400 AT&T Tower, 901 Marquette Avenue, Minneapolis, Minnesota at 9:00 a.m. Minneapolis time, or some other location as mutually agreed upon by the parties hereto, on January 24, 1997 (the "Closing Date").

         4.2 ACTIONS AND DELIVERIES BY THE SELLER AT THE CLOSING. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser, against delivery of the items specified in Section 4.3 and 4.4 below the documents provided for in the Closing Memorandum set forth herein as Schedule 4.

         4.3 ACTIONS AND DELIVERIES BY THE PURCHASER AND THE BARBERS AT THE CLOSING. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller against delivery of the items specified in Section 4.2 above:

                  (a) the documents provided for in the Closing Memorandum set forth herein as Schedule 4; and

                  (b) the cash portion of the Purchase Price due from Purchaser pursuant to Section 1.2(a) above.


                                    SECTION 5
                              CONDITIONS TO CLOSING

         5.1 CONDITIONS PRECEDENT OF THE PURCHASER AND THE BARBERS. The obligations of the Purchaser and The Barbers under this Agreement to be performed on the Closing Date shall be subject to the conditions that:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. On or before the Closing Date, the representations and warranties of the Seller contained in this Agreement or any certificate or document delivered pursuant to the provisions of this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of such date;

                  (b) COMPLIANCE WITH AGREEMENT. On or before the Closing Date, the Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by such parties prior to or at the Closing Date;

                  (c) AGREEMENT REGARDING LOUISIANA FRANCHISE TERRITORY. On or before the Closing Date, the Seller shall have delivered a written agreement regarding the right of Ron Navarro to develop We Care Hair(R) salons in Louisiana under terms satisfactory to the Purchaser, in its sole discretion; provided, however, the Purchaser acknowledges and agrees that such agreement will include the rights of such developer to develop We Care Hair(R) salons on an exclusive basis in Louisiana, the right to do so without any obligation to pay franchise fees, no right to receive (and no obligation of the Purchaser or others to provide) franchise or other support or services with respect to such development or such salons, and shall be of a perpetual duration (the "Louisiana Agreement");

                  (d) AGREEMENT WITH FRANCHISEE UNDER AMICO FRANCHISE AGREEMENT. On or before the Closing Date, the Seller shall have delivered to the Purchaser a written agreement executed by the franchisee under the Amico Agreement which such person or entity shall have agreed, under terms and conditions satisfactory to the Purchaser, and pursuant to the provisions of Section 3.10 above.

                  (e) LICENSE AGREEMENT WITH JOHN F. AMICO. On or before January 17, 1997, the Seller shall have delivered to the Purchaser a license agreement governing the right of John F. Amico or any affiliated corporation to use the trademark "We Care Hair(R)" in order to manufacturer and sell hair care products under the We Care Hair(R) name, with terms and conditions in form and content satisfactory to the Purchaser.

                  (f) STOCK PURCHASE AGREEMENT. On or before January 17, 1997, the Seller shall have delivered to the Purchaser a stock purchase agreement executed by the holders of one hundred percent (100%) of the outstanding stock of We Care Hair Realty, Inc., a Delaware corporation, pursuant to which such shareholders shall transfer and assign all right, title and interest in and to all such issued and outstanding voting stock of the We Care Hair Realty, Inc. to the Purchaser, with terms in form and content satisfactory to the Purchaser, in its sole discretion.

                  (g) FINANCING OF THE PURCHASER. On or before December 24, 1996, the Purchaser shall have received from Norwest Bank, N.A., written confirmation that financing is available to the Purchaser for the transactions contemplated by this Agreement with terms and conditions satisfactory to the Purchaser, in its sole discretion.

                  (h) SCHEDULES TO THIS AGREEMENT. On or before January 17, 1997, the Seller shall have completed and delivered to the Purchaser all schedules and due diligence items referenced in this Agreement, and such schedules and due diligence items shall have been, in all cases, in form and content acceptable to the Purchaser, in its sole discretion.

                  (i) ACCOUNTING OF ADVERTISING FUND. On or before January 17, 1997, the Seller shall have provided to the Purchaser an accounting, for the three years prior to the Closing Date, of any franchisee advertising fund in form and content satisfactory to the Purchaser. The balance of any such franchisee advertising fund agreed upon by the Purchaser following such accounting shall be transferred to the Purchaser within thirty-one (31) days of the Closing Date.

         5.2 CONDITIONS PRECEDENT OF THE SELLER. The obligations of the Seller under this Agreement to be performed on the Closing Date shall be subject to the following conditions that, on or before the Closing Date:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Each of the representations and warranties of the Purchaser contained in this Agreement or any certificate or document delivered pursuant to the provisions of this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of such date; and

                  (b) COMPLIANCE WITH AGREEMENT. The Purchaser and The Barbers shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by such parties prior to or at the Closing Date.


                                    SECTION 6
                     THE SELLER'S OBLIGATIONS AFTER CLOSING

         6.1 FURTHER ASSURANCES.

                  (a) INSTRUMENTS. The Seller, on and at any time after the Closing Date, will execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents and instruments of transfer reasonably requested by the Purchaser and will take any other action consistent with the terms of this Agreement that may be reasonably requested by the Purchaser for the purpose of selling, transferring, assigning, granting, conveying, delivering or confirming to the Purchaser any or all of the Assets as of the Closing Date.

                  (b) ROYALTY PAYMENTS; EXISTING ROYALTY RECEIVABLES. In the event that any franchisee pays to the Seller after the Closing Date, any royalties or other fees or sums accruing after the Closing Date, the Seller will immediately forward and pay over to the Purchaser such royalties or other payments. With regard to accounts receivable arising prior to the Closing Date and due to the Seller pursuant to the Franchise Agreements, the Seller agrees it will attempt to collect such accounts receivable only through the methods and efforts of the Purchaser or with the Purchaser's prior written consent. The Seller expressly agrees that it shall not, without the prior written consent of the Purchaser, commence legal action for the purposes of collecting any such accounts receivable or other amounts existing on the Closing Date against such franchisee under the Franchise Agreements.

                  (c) ENFORCEMENT. If reasonably requested by the Purchaser, the Seller, at the Purchaser's sole cost and expense, further agrees to prosecute or otherwise enforce in its own name for the benefit of the Purchaser any claims, rights or benefits that are transferred to the Purchaser by this Agreement and that require prosecution or enforcement in the Seller's name.

                  (d) USE OF WE CARE HAIR DEVELOPMENT, INC. AS CORPORATE NAME. The Seller agrees not to use the corporate name "We Care Hair Development, Inc.," or any name confusingly similar to such corporate name or to any of the Intellectual Property Rights after the Closing Date. The Seller further agrees to deliver to the Purchaser evidence satisfactory to the Purchaser that the Seller has taken all necessary steps to change its corporate name on or before the Closing Date.

                  (e) ADVERTISING FUNDS. The balance of any franchisee advertising fund agreed upon by the Purchaser following an accounting under Section 5.1(i) on the Closing Date shall be transferred to the Purchaser within thirty-one (31) days of the Closing Date.

         6.2 INDEMNIFICATION BY THE SELLER.

                  (a) INDEMNIFICATION. Subject to the provisions of Sections 6.2(d) below, the Seller hereby agree to indemnify and hold harmless the Purchaser and its respective officers, directors, partners, employees, agents and counsel, from and against any and all damages or deficiencies resulting from (i) any misrepresentation, breach of warranty or nonfulfillment of any covenant, indemnity, undertaking or agreement on the part of the Seller contained in this Agreement or any agreement executed in connection with this Agreement, (ii) any liability or obligation arising before the Closing Date from under, or with respect to the operations of the Business or Assets and (iii) any and all actions, suits, proceedings, demands, assessments or judgments, costs or expenses (including, but not limited to, reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations or to the defense of any claim) related to any of the foregoing. Any liability under this Section 6.2 shall accrue and be due and payable to the Purchaser as and when such damages or deficiencies are accrued and due and payable by the Purchaser, as the case may be.

                  (b) WITHHOLD AND OFFSET. In the event the Purchaser claims in writing that it is entitled to indemnification by the Seller pursuant to this Section 6.2 specifying the amount and nature of the claim in reasonable detail, then, among all other rights and remedies (none of which are exclusive and all of which are cumulative), the Purchaser shall have the right to withhold a like amount of all payments of the Earn Out due and payable pursuant to Section 1.2 (b) above.

                  (c) DEFENSE OF CLAIM. If the Purchaser (the "Indemnified Party") asserts that the Seller has become obligated to the Indemnified Party pursuant to this Section 6.2, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Seller may become obligated to an Indemnified Party under this Section 6.2, then the Indemnified Party shall give prompt written notice thereof to the Seller. The Seller shall have the right, at their expense and with counsel of their choosing, to control and defend, contest, settle (at no cost to the Indemnified Party) or otherwise protect against any such suit, action, investigation, claim or proceeding. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party's choice. In any event, the Indemnified Party shall cooperate with the Seller in the defense of any such suit, action, investigation, claim or proceeding. Without limiting the generality of the foregoing, the Indemnified Party shall furnish documentary or other evidence as is then in its possession as may reasonably be requested by the Seller for the purpose of defending against any such suit, action, investigation, claim or proceeding. In the event that the Seller does not elect to control and defend, contest, settle or otherwise protect against any such suit, action, investigation, claim or proceeding, the Indemnified Party may do so and the Seller shall indemnify the Indemnified Party and reimburse the Indemnified Party's expenses as incurred.

                  (d) LIMITATIONS. Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not be liable to the Purchaser for any amounts under this Section 6.2 unless and only to the extent any claims against the Seller under this Section 6.2 are made by the Purchaser by notice to the Seller on or before the third anniversary of the Closing Date. The limitation set forth in this
         Section 6.2(d) shall not apply to any actions, suits, proceedings, demands, assessments or judgments, costs or expenses (including, but not limited to, reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations or to the defense of any claim) arising under or in connection with Section 2.19 or 2.9 of this Agreement.


                                    SECTION 7
                      PURCHASER'S OBLIGATIONS AFTER CLOSING

         7.1 FURTHER ASSURANCES.

                  (a) ROYALTY PAYMENTS. The Purchaser agrees to forward and pay over to the Seller any and all franchise fees or royalties received by the Purchaser on or after the Closing Date from franchisees under the Franchise Agreements to the extent such franchise fees or royalties relate to accounts receivable existing on the Closing Date due from such franchisees for sales generated by such franchisees, and other liabilities accruing, prior to the Closing Date, it being understood, however, that all payments received by the Purchaser on or after the Closing Date from or in respect to such franchisees shall first be used to pay all franchise fees and royalties and other obligations due from such franchisees under the Franchise Agreements for sales generated and other liabilities accruing on or subsequent to the Closing Date and only the excess, if any, after all such liabilities accruing on or after the Closing Date have been paid shall any amount be paid by the Purchaser to the Seller for application to the accounts receivable or other amounts due for liabilities accruing prior to the Closing Date. Subject to the foregoing, the Purchaser acknowledges and agrees to assist in the collection any of the franchise fees or royalties due from such franchisees occurring prior to the Closing Date.

                  (b) PAYMENTS TO SELLER FOR SALONS UNDER DEVELOPMENT. The Seller currently has certain salons under development, which salons are identified as such on Schedule 2.8(c). In the event that one or more of such development salons open for business within eighteen months after the Closing Date (the "Open Development Salons"), then, with respect the Open Development Salons, the Purchaser shall pay to the Seller the Earn Out percentage in accordance with the terms of Section 1.2 (b) above on all franchise fees and royalties actually received and collected by the Purchaser from the franchisees of such Open Development Salons. The Seller shall be paid no money with respect to any salon under a franchise agreement listed on Schedule 2.8(c) that opens for business on or after that date which is eighteen (18) months after the Closing Date.

                  (c) CONVERSION INCENTIVE. The Purchaser hereby agrees to offer to the franchisee of any We Care Hair(R) salon the option to convert such salon to a Cost Cutters(R) salon under the following terms and conditions: (i) the converting franchisee converts such We Care Hair(R) salon to a Cost Cutters(R) salon prior to first anniversary of the Closing Date by executing the standard Cost Cutters(R) franchise agreement; (ii) the converting franchisee shall pay no initial franchise fee normally required under then-current Cost Cutters(R) standard franchise agreement; (iii) the converting franchisee shall pay royalties at the rate of seven percent (7%) of sales generated by the converting salon for the first two (2) years after the date of conversion; and (iv) the converting franchisee shall pay royalties at the rate of six percent (6%) of sales generated by the converting salon for that period beginning on the second anniversary of the date of conversion and extending to the end of the term of such Cost Cutters(R) franchise agreement, all as stated in such agreement.

                  (d) INSTRUMENTS. The Purchaser on and at any time after the Closing Date, will execute, acknowledge, and deliver any further assurances, documents and instruments of transfer, reasonably requested by the Seller and will take any other action consistent with the terms of this Agreement that may be reasonably requested by the Seller for the purpose of concluding the transactions contemplated by this Agreement.

         7.2 INDEMNIFICATION BY THE PURCHASER

                  (a) INDEMNIFICATION. Subject to the provisions of Section 7.2(c) below, the Purchaser hereby agrees to indemnify and hold harmless the Seller, and the Seller's officers, directors, partners, employees, agents, stockholders and counsel, from and against any and all damages or deficiencies resulting from (i) any misrepresentation, breach of warranty or nonfulfillment of any covenant, indemnity, undertaking or agreement on the part of the Purchaser or The Barbers contained in this Agreement or any agreement executed in connection with this Agreement, (ii) any liability or obligation arising after the Closing Date from, under, or with respect to the operation of the Assets after the Closing Date, and (iii) any and all actions, suits, proceedings, demands, assessments or judgments, costs or expenses (including, but not limited to, reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations or to the defense of any claim) related to any of the foregoing. Any liability under this Section 7.2 shall accrue and be due and payable to the Seller as and when such damages or deficiencies are accrued and due and payable by the Seller, as the case may be.

                  (b) DEFENSE OF CLAIM. If the Seller (the "Indemnified Party") asserts that the Purchaser has become obligated to the Indemnified Party pursuant to this Section 7.2, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Purchaser may become obligated to the Indemnified Party under this Section 7.2, then the Indemnified Party shall give prompt written notice thereof to the Purchaser. The Purchaser shall have the right, at its expense and with counsel of its choosing, to control and defend, contest, settle (at no cost to the Indemnified Party) or otherwise protest against any such suit, action, investigation, claim or proceeding. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party's choice. In any event, the Indemnified Party shall cooperate fully with the Purchaser in the defense of any such suit, action, investigation, claim or proceeding. Without limiting the generality of the foregoing, the Indemnified Party shall furnish the Purchaser with documentary or other evidence as is then in its possession as may be reasonably requested by the Purchaser for the purpose of defending against any such suit, action, investigation, claim or proceeding. In the event that the Purchaser does not elect to control and defend, contest, settle or otherwise protect against any such suit, investigation, claim or proceeding, the Indemnified Party may do so and the Purchaser shall indemnify the Indemnified Party and reimburse the Indemnified Party's expenses as incurred.

                  (c) LIMITATIONS. The indemnification set forth in this Section
         7.2 shall survive the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not be liable to the Seller for any amounts under this Section 7.2 unless and only to the extent any claims against the Purchaser under this Section 7.2 are made by the Seller by notice to the Purchaser on or before the third anniversary of the Closing Date.


                                    SECTION 8
                          NONDISCLOSURE AND NON-COMPETE

         8.1 CONFIDENTIAL INFORMATION.

                  (a) CONFIDENTIAL INFORMATION. For purposes of this Agreement, "Confidential Information" shall mean any information, knowledge and know-how, not known to the general public, regarding the Purchaser's or The Barbers' processes and products, customers, suppliers, accounts, financial statements, business systems, and any other information, knowledge and know-how relating to the Purchaser's or The Barbers' business, including, but not limited to, any information, knowledge and know-how regarding the Purchaser's or The Barbers' research, development, purchasing, pricing, franchising, accounting, engineering, marketing, merchandising, selling, leasing, servicing, financing and business techniques. In addition, "Confidential Information" shall mean any information disclosed to the Seller, or to which the Seller obtains access, whether originated by the Seller or by others, which the Seller should reasonably believe to be confidential or proprietary to the Purchaser or The Barbers, or which is treated by the Purchaser or The Barbers as being confidential or proprietary. "Confidential Information" shall include, but not be limited to, trade secret and all client and customer information of the Purchaser.

                  (b) NONDISCLOSURE. The Seller shall not in any manner or form disclose, provide or otherwise make available, in whole or in part, any Confidential Information to any person or entity without the prior written consent of the Purchaser or The Barbers, as the case may be. The Seller shall not in any manner or form use or permit others within the Seller's control to use any Confidential Information for the Seller's or Amico's own account or for the account of others without the prior written consent of the Purchaser or The Barbers, as the case may be. The Seller shall take all necessary or advisable action, whether by instruction, agreement or otherwise, to insure the protection, confidentiality and security of, and to satisfy the Seller's obligations under this Agreement with respect to the protection, confidentiality and security of, all Confidential Information.

         8.2 COVENANTS NOT TO COMPETE.

                  (a) DURING RESTRICTED PERIOD. Except with the prior written consent of the Purchaser, the Seller shall not, within the geographic limits of the United States of America, for the period of fifteen (15) years after the Closing Date (the "Restricted Period"), on the Seller's own account, or as a consultant, partner, associate, agent, or shareholder of any other person, firm, entity, partnership or corporation:

                           (i) solicit, accept or receive any commissions, fees
                  or income, including but not limited to commissions from or in respect of any business competitive to the business or services of the Purchaser or The Barbers from any person or entity which was or is an account, client, or customer of the Purchaser or The Barbers prior to or during the Restricted Period, or

                           (ii) contact, solicit or call upon any person or
                  entity which was or is an account, client or customer of the Purchaser or The Barbers prior to or during the Restricted Period for the purpose of selling, providing or performing business competitive to the business of the Purchaser or The Barbers; or

                           (iii) induce or attempt to induce any person or
                  entity to curtail or cancel any business which such person or entity had with the Purchaser or The Barbers; or

                           (iv) induce or attempt to influence any employee of
                  the Purchaser or The Barbers to terminate his or her employment with the Purchaser or The Barbers; or

                           (v) own, operate, lease, franchise, conduct, engage
                  in, be connected with, have any interest in or assist any person or entity engaged in any business competitive to the business of the Purchaser or The Barbers.

The Seller expressly agrees that the time period and the described scope are the reasonable and necessary time and scope needed to protect the legitimate business interests of the Purchaser and The Barbers. Nothing contained in this
Section 8.2 shall prevent or restrict the Seller from owning or acquiring, directly or indirectly, not more than five percent (5%) of the securities of any publicly held and traded company for the purposes of passive investment.

                  (b) EXTENSION DURING BREACH. The Seller agrees that the time period described in Section 8.2 shall be extended beyond such period for a period equal to the duration of any breach of this Section 8.2 by the Seller.

                  (c) "COMPETITIVE" BUSINESS. For the purposes of this Section 8, a business or activity shall be "competitive" to the business or services of the Purchaser or The Barbers if such business activity involves in any fashion in the hair care services industry, unless (i) such activity is limited exclusively to the manufacture, distribution and sale of hair care products; or (ii) such activity is limited to the ownership and operation of the salons listed on Schedule 8.2(c) attached hereto.

         8.3 REMEDIES. The Seller agrees that the provisions of this Section 8 are necessary to protect the legitimate business interests of the Purchaser and The Barbers and The Barbers and to prevent the unauthorized dissemination and use of Confidential Information and Innovations to and by competitors of the Purchaser and The Barbers. The Seller also agrees that the Purchaser and The Barbers will be irreparably harmed and that damages alone cannot adequately compensate the Purchaser and The Barbers if there is a violation or breach by the Seller of this Agreement, and that injunctive relief is essential for the protection of the Purchaser and The Barbers. The Seller therefore agrees that in case of any alleged violation or breach by the Seller of this Agreement, the Purchaser and The Barbers shall be entitled to specific performance of this Agreement and shall be entitled to obtain injunctive relief without posting any bond or security whatsoever. The rights to such equitable remedies as provided in this Section 8 shall be in addition to all other rights and remedies which the Purchaser and The Barbers may have under this Agreement or applicable law.

         8.4 PUBLIC POLICY. It is the desire and intent of the Purchaser, The Barbers and the Seller that the provisions of this Section 8 be enforced to the fullest extent permissible under the laws and public policy applied in each jurisdiction in which enforcement is sought. Accordingly, if any part of this
Section 8 is adjudicated to be invalid or unenforceable, then this Section 8 shall be deemed amended to delete that portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this
Section 8 in the particular jurisdiction in which such adjudication is made. Further, to the extent any provision of this Section 8 deemed unenforceable by virtue of its scope or limitation, the Purchaser, The Barbers and the Seller agree that such provision shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction where enforcement is sought.


                                    SECTION 9
                             COSTS AND BROKER'S FEES

         9.1 COSTS BORNE BY PARTIES. Except as otherwise provided herein, the Seller and the Purchaser shall pay all costs and expenses incurred by them in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         9.2 BROKER'S FEES. The Purchaser and the Seller each represent and warrant to the other that it or they did not deal directly or indirectly with or through any broker or finder in connection with the transactions contemplated by this Agreement.


                                   SECTION 10
                       FORM OF AGREEMENT AND SEVERABILITY

         10.1 HEADINGS. The subject headings of the Sections of this Agreement are not a part of this Agreement and are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         10.2 ENTIRE AGREEMENT. This Agreement, and the agreements executed in connection with this Agreement, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the party against whom enforcement is sought. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         10.3 COUNTERPARTS. This Agreement may be executed simultaneously in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.4 SEVERABILITY. If any terms or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of the other terms and provisions hereof shall in no way be affected thereby.

         10.5 INCORPORATION OF EXHIBITS AND SCHEDULES. All exhibits and schedules attached hereto in this Agreement are incorporated in this Agreement as though fully set forth herein.


                                   SECTION 11
                                     PARTIES

         11.1 OTHER PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

         11.2 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, and obligations hereunder shall be assigned by any of the parties hereto without prior written consent of each of the other parties hereto.


                                   SECTION 12
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The representations, warranties, opinions, or other writings provided for in this Agreement and the covenants and agreements to be performed or complied with by the respective parties before or on or after the Closing Date shall be deemed to be continuing and shall survive the Closing.


                                   SECTION 13
                                     NOTICES

         All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the second day after mailing, if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, and properly addressed as set forth below, or (c) on the first day after delivering the same to a reputable courier service, such as DHL or FedEx if delivered to such courier service, fees prepaid, with the instructions to deliver the same under the quickest service possible to the addresses set forth below:


To the Seller (prior to closing): WE CARE HAIR DEVELOPMENT, INC.
                                  4731 West 136th Street
                                  Crestwood, IL 60445
                                  Attention:  Mr. John F. Amico,
                                              President

         With a Copy To:          __________________________________________
                                  __________________________________________
                                  __________________________________________
                                  __________________________________________
                                  Attention:  ____________________________



To the Seller (after to closing): ___________________________________
                                  4731 West 136th Street
                                  Crestwood, IL 60445
                                  Attention:  Mr. John F. Amico,
                                              President

         With a Copy To:          __________________________________________
                                  __________________________________________
                                  __________________________________________
                                  __________________________________________
                                  Attention:  ____________________________



To the Purchaser:                 WCH, INC.
                                  300 Industrial Blvd., NE
                                  Minneapolis MN 55413
                                  Attention:  Mr. Frederick Huggins, Jr.

         With a Copy To:          MACKALL, CROUNSE & MOORE, PLC
                                  1400 AT&T Tower
                                  901 Marquette Avenue
                                  Minneapolis, MN 55402
                                  Attention:  Mr. John W. Fitzgerald
                                              Attorney at Law



To The Barbers:                   THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.
                                  300 Industrial Blvd., NE
                                  Minneapolis MN 55413
                                  Attention:  Mr. Frederick Huggins, Jr.

         With a Copy To:          MACKALL, CROUNSE & MOORE, PLC
                                  1400 AT&T Tower
                                  901 Marquette Avenue
                                  Minneapolis, MN 55402
                                  Attention:  Mr. John W. Fitzgerald
                                              Attorney at Law


Any party may change its address for purposes of this Section by giving the other parties notice of the new address in the manner set forth above; provided, however, any notice of change of address shall not be effective until received.


                                   SECTION 14
                           PUBLICITY; CONFIDENTIALITY

         14.1 PUBLIC ANNOUNCEMENT. Except as required by federal securities laws or applicable state securities laws and announcement to its franchisees by The Barbers, the parties agree not to make any public announcement of this transaction or any of its terms or conditions without first consulting with and obtaining the prior written consent of all parties.


                                   SECTION 15
                                  GOVERNING LAW

         This Agreement, the rights and obligations hereunder, and the remedies available hereunder or at law shall be governed and construed in accordance with the substantive laws of the State of Minnesota. By execution of this Agreement, the parties hereto agree to submit to personal jurisdiction in the State of Minnesota for the purposes of any suit or proceeding brought to enforce or construe the terms and conditions of this Agreement.


                                   SECTION 16
                                   ARBITRATION

         Any dispute, claim or controversy arising out of relating to this Agreement, or breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with applicable procedural rules of the American Arbitration Association in effect on the date of execution of this Agreement by one (1) arbitrator selected and mutually agreed upon by the Purchaser, The Barbers and the Seller. In the event that the parties hereto are unable to select an arbitrator, then any party to the Agreement may request that the American Arbitration Association select an arbitrator. The place of arbitration shall be Minneapolis, Minnesota. The determination of the arbitrator shall be final and binding upon the parties to the arbitration. Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction. In the event that arbitration proceedings are commenced by any party hereto against any other party in connection with this Agreement or the transactions contemplated hereby, the party that does not prevail in such proceedings shall pay its own expenses and the reasonable attorneys' fees, court costs, litigation expenses and other costs and expenses incurred by the prevailing party in such proceedings.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed to be effective as of the date first above written.

                                       The "Seller"

                                       WE CARE HAIR DEVELOPMENT, INC.


                                       By /s/ John F. Amico
                                          ------------------------------------
                                          John F. Amico
                                          Its President


                                       The "Purchaser"

                                       WCH, INC.


                                       By /s/ Frederick A. Huggins, Jr.
                                          ------------------------------------
                                          Frederick A. Huggins, Jr.
                                          Its President


                                       "The Barbers"

                                       THE BARBERS, HAIRSTYLING FOR
                                       MEN & WOMEN, INC.


                                       By /s/ Frederick A. Huggins, Jr.
                                          ------------------------------------
                                          Frederick A. Huggins, Jr.
                                          Its President